UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2014

PURE BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14468	33-0530289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1725 Gillespie Way El Cajon, California		92020
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (619) 596-8600

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 29, 2014, PURE Bioscience, Inc. (the “Company”) completed a closing of a private placement pursuant to which it sold 225,000 shares of its common stock. The shares were sold at a per share purchase price of $1.00 per share, resulting in approximately $225,000 in aggregate proceeds to the Company. The shares were sold pursuant to a Subscription Agreement.

The shares of common stock were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder as a transaction not involving any public offering and exemptions under applicable state securities laws. Each purchaser of the common stock represented to us that it is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, and that it was receiving the securities for investment for its own account and without a view to distribute them.

The foregoing descriptions of the Subscription Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Subscription Agreement. A copy of the form of the Subscription Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 in its entirety.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURE BIOSCIENCE, INC.

Dated: April 29, 2014	By:	/s/ Henry R. Lambert
Henry R. Lambert
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Form of Subscription Agreement.